Exhibit 21.1
FORTINET, INC. SUBSIDIARIES

Entity	Jurisdiction of Incorporation

Fortinet International, Inc.	Cayman Islands
Fortinet UK, Ltd.	United Kingdom
Fortinet Technologies (Canada), Inc.	Canada
Fortinet Japan K.K.	Japan
Fortinet Information Technology (Beijing) Co., Ltd.	China
Fortinet Information Technology (Tianjin) Co., Ltd.	China
Fortinet Malaysia SDN. BHD.	Malaysia
Fortinet Singapore Private Limited	Singapore
Fortinet Technologies India Private Limited	India
Fortinet S.A.R.L.	France
Fortinet GmbH	Germany
Fortinet Federal, Inc.	U.S.A.
Fortinet BV	Netherlands
Fortinet Mexico	Mexico
Fortinet Network Security Brazil Limitada	Brazil
Fortinet Colombia S.A.S	Colombia
Fortinet Security Israel Ltd.	Israel
Fortinet Security Korea Ltd.	Korea
Meru Networks, Inc.	U.S.A.
Meru Networks K.K.	Japan
Meru Networks Pty Ltd.	Australia
Meru Networks International, Inc.	U.S.A
Fortinet Innovation Centre India Limited	India
Meru Networks BV	Netherlands
Meru Networks Sweden AB	Sweden
Meru Networks GMBH	Germany
Meru Networks UK Ltd.	United Kingdom
Meru Networks Hong Kong Limited	Hong Kong